RenaissanceRe Reports Fourth Quarter 2020 Net Income Available to Common Shareholders of
$189.8 Million, or $3.74 Per Diluted Common Share; Operating Loss Attributable to Common Shareholders of $77.1 Million, or $1.59 Per Diluted Common Share

Annual Net Income Available to Common Shareholders of $731.5 million, or $15.31 Per Diluted Common Share; Operating Income Available to Common Shareholders of $14.6 million, or $0.12 Per Diluted Common Share
Pembroke, Bermuda, January 26, 2021 -- RenaissanceRe Holdings Ltd. (NYSE: RNR) (the “Company” or “RenaissanceRe”) today reported net income available to RenaissanceRe common shareholders of $189.8 million, or $3.74 per diluted common share, in the fourth quarter of 2020, compared to $33.8 million, or $0.77 per diluted common share, in the fourth quarter of 2019. Operating loss attributable to RenaissanceRe common shareholders was $77.1 million, or $1.59 per diluted common share, in the fourth quarter of 2020, compared to operating income available to RenaissanceRe common shareholders of $12.6 million, or $0.28 per diluted common share, in the fourth quarter of 2019. The Company reported an annualized return on average common equity of 10.9% and an annualized operating return on average common equity of negative 4.4% in the fourth quarter of 2020, compared to 2.5% and 0.9%, respectively, in the fourth quarter of 2019. Book value per common share increased $3.33, or 2.5%, to $138.46 in the fourth quarter of 2020, compared to a 0.4% increase in the fourth quarter of 2019. Tangible book value per common share plus accumulated dividends increased $3.84 to $155.17 in the fourth quarter of 2020. For the fourth quarter of 2020, tangible book value per common share plus change in accumulated dividends increased 3.0% compared to a 0.7% increase in the fourth quarter of 2019.
For 2020, the Company reported net income available to RenaissanceRe common shareholders of $731.5 million, or $15.31 per diluted common share, compared to $712.0 million, or $16.29 per diluted common share, in 2019. Operating income available to RenaissanceRe common shareholders was $14.6 million, or $0.12 per diluted common share, in 2020, compared to $397.8 million, or $9.01 per diluted common share, in 2019. The Company reported a return on average common equity of 11.7% and an operating return on average common equity of 0.2% in 2020, compared to 14.1% and 7.9%, respectively, in 2019. Book value per common share increased $17.93, or 14.9%, in 2020, to $138.46, compared to a 15.7% increase in 2019. Tangible book value per common share plus accumulated dividends increased $20.46 to $155.17 in 2020. For 2020, tangible book value per common share plus change in accumulated dividends increased 17.9%, compared to a 17.9% increase in 2019.
Kevin J. O’Donnell, President and Chief Executive Officer of RenaissanceRe, commented: “We begin 2021 looking forward and fully focused on executing our strategy into an attractive reinsurance market. The book of business that we wrote at the January 1 renewal is larger and more efficient, with increased expected profitability, and we anticipate further opportunities to improve it over the course of the year. While 2020 brought many challenges, I am particularly proud of the accomplishments of our employees and the continuity of our culture during a difficult year marked by record-breaking weather events and the stresses of the COVID-19 pandemic.”
Fourth Quarter of 2020 Summary
•Net negative impact on net income available to RenaissanceRe common shareholders of $166.1 million resulting from the Q4 2020 Weather-Related Large Losses (as defined in the table below) and $172.7 million from losses related to the COVID-19 pandemic.
•Gross premiums written increased $30.0 million, or 3.3%, to $935.5 million, in the fourth quarter of 2020 compared to the fourth quarter of 2019, driven by an increase of $63.3 million in the Property segment, partially offset by a decrease of $33.3 million in the Casualty and Specialty segment.
•Underwriting loss of $151.7 million and a combined ratio of 114.7% in the fourth quarter of 2020, compared to an underwriting loss of $65.2 million and a combined ratio of 106.7% in the fourth quarter of 2019. The Property segment incurred an underwriting loss of $130.0 million and had a combined ratio of 125.6% in the fourth quarter of 2020. The Casualty and Specialty segment incurred an underwriting loss of $21.4 million and had a combined ratio of 104.1% in the fourth quarter of 2020. The Company’s underwriting result in the fourth quarter of 2020 was principally impacted by the Q4 2020 Weather-Related Large Losses and the COVID-19 losses, both of which were primarily in the Property segment. The Q4 2020 Weather-Related Large Losses resulted in a net negative impact on the underwriting result of $239.8 million and added 23.4 percentage points to the combined ratio. The COVID-19 losses resulted in a net negative impact on the underwriting result of $237.2 million and added 23.2 percentage points to the combined ratio.
Partially offsetting the impact of the Q4 2020 Weather-Related Large Losses and COVID-19 losses was favorable development on prior accident years of $128.4 million, primarily related to large loss events in 2019, 2018 and 2017, as well as favorable movements in other assumed losses and ceded recoveries. The favorable development on prior accident years reduced the combined ratio by 12.5 percentage points and was principally in the Property segment.
In comparison, the Company’s underwriting results in the fourth quarter of 2019 were principally impacted by Typhoon Hagibis and losses associated with aggregate loss contracts in 2019 (the “2019 Aggregate Losses”), which together had a net negative impact on the underwriting result of $237.0 million and added 25.0 percentage points to the combined ratio.
•Total investment result was a gain of $340.5 million in the fourth quarter of 2020, generating an annualized total investment return of 6.6%, compared to $130.6 million and an annualized total investment return of 3.1% in the fourth quarter of 2019.
Net Negative Impact
Net negative impact includes the sum of estimates of net claims and claim expenses incurred, earned reinstatement premiums assumed and ceded, earned and lost profit commissions and redeemable noncontrolling interest. The Company’s estimates of net negative impact are based on a review of its potential exposures, preliminary discussions with certain counterparties and actuarial modeling techniques. The Company’s actual net negative impact, both individually and in the aggregate, may vary from these estimates, perhaps materially. Changes in these estimates will be recorded in the period in which they occur.
Meaningful uncertainty remains regarding the estimates and the nature and extent of the losses from catastrophe events, driven by the magnitude and recent nature of each event, the geographic areas impacted by the events, relatively limited claims data received to date, the contingent nature of business interruption and other exposures, potential uncertainties relating to reinsurance recoveries and other factors inherent in loss estimation, among other things.
The Company continues to evaluate industry trends and its own potential exposure associated with the ongoing COVID-19 pandemic, and expects historically significant industry losses to emerge over time as the full impact of the pandemic and its effects on the global economy are realized. Among other things, the Company continues to actively monitor information received from or reported by clients, brokers, industry actuaries, regulators, courts, and others, and to assess that information in the context of its own portfolio. The Company’s loss estimates represent its best estimate of incurred losses based on currently available information, and actual losses may vary materially from these estimates.

Weather-Related Large Loss Events
The financial data in the table below provides additional information detailing the net negative impact of the Q4 2020 Weather-Related Large Losses on the Company’s consolidated financial statements in the fourth quarter of 2020.

Three months ended December 31, 2020	Hurricane Zeta	Hurricane Delta	Other Q4 2020 Weather-Related Catastrophe Events (1)	Change in estimates of the Q3 2020 Weather-Related Catastrophe Events (2)	Aggregate Losses (3)	Total Q4 2020 Weather-Related Large Losses (4)
(in thousands)
Net claims and claims expenses incurred	$(48,556)	$(43,996)	$(36,842)	$(108,125)	$(27,194)	$(264,713)
Assumed reinstatement premiums earned	4,935	1,464	(76)	19,691	(259)	25,755
Ceded reinstatement premiums earned	(113)	(651)	(914)	(3,449)	—	(5,127)
Earned (lost) profit commissions	731	882	1,161	2,549	(1,038)	4,285
Net negative impact on underwriting result	(43,003)	(42,301)	(36,671)	(89,334)	(28,491)	(239,800)
Redeemable noncontrolling interest	12,058	14,548	10,205	23,443	13,454	73,708
Net negative impact on net income available to RenaissanceRe common shareholders	$(30,945)	$(27,753)	$(26,466)	$(65,891)	$(15,037)	$(166,092)

The financial data in the table below provides additional information detailing the net negative impact of the Q4 2020 Weather-Related Large Losses on the Company’s segment underwriting results and consolidated combined ratio in the fourth quarter of 2020.

Three months ended December 31, 2020	Hurricane Zeta	Hurricane Delta	Other Q4 2020 Weather-Related Catastrophe Events (1)	Change in estimates of the Q3 2020 Weather-Related Catastrophe Events (2)	Aggregate Losses (3)	Total Q4 2020 Weather-Related Large Losses (4)
(in thousands, except percentages)
Net negative impact on Property segment underwriting result	$(40,590)	$(40,889)	$(36,671)	$(86,032)	$(28,491)	$(232,673)
Net negative impact on Casualty and Specialty segment underwriting result	(2,413)	(1,412)	—	(3,302)	—	(7,127)
Net negative impact on underwriting result	$(43,003)	$(42,301)	$(36,671)	$(89,334)	$(28,491)	$(239,800)
Percentage point impact on consolidated combined ratio	4.1	4.1	0.9	3.9	2.7	23.4

(1)“Other Q4 2020 Catastrophe Events” includes Hurricane Eta and wildfires on the West Coast of the United States during the fourth quarter of 2020.
(2)An initial estimate of the net negative impact of Hurricane Laura, Hurricane Sally, the third quarter 2020 wildfires in California, Oregon and Washington, other third quarter catastrophe events including the August 2020 derecho which impacted the U.S. Midwest, Hurricane Isaias, and Typhoon Maysak (collectively, the “Q3 2020 Weather-Related Catastrophe Events”) was recorded in the Company’s consolidated financial statements during the third quarter of 2020. The amounts noted in the table above reflect changes in the estimates of the net negative impact of the Q3 2020 Weather-Related Catastrophe Events recorded in the fourth quarter of 2020.
(3)“Aggregate Losses” includes loss estimates associated with aggregate loss contracts triggered during 2020, primarily as a result of losses associated with Hurricanes Zeta, Delta and Eta, and from the Q3 2020 Weather-Related Catastrophe Events.
(4)“Q4 2020 Weather-Related Large Losses” includes Hurricanes Zeta and Delta, the Other Q4 2020 Catastrophe Events, changes in estimates of the Q3 2020 Weather-Related Catastrophe Events and the aggregate losses in the fourth quarter of 2020 described in footnote (3).

COVID-19 Losses
In the fourth quarter of 2020, losses related to the COVID-19 pandemic resulted in a net negative impact on net income available to RenaissanceRe common shareholders of $172.7 million, which reflects a net negative impact on underwriting result of $237.2 million, offset by redeemable noncontrolling interest of $64.5 million. The net negative impact on underwriting result had a 23.2 percentage point impact on the consolidated combined ratio, and is comprised of net claims and claims expenses incurred of $263.9 million, offset by net reinstatement premiums earned and earned profit commissions of $26.7 million. The net negative impact on underwriting result was $227.6 million in the Property Segment, principally representing the cost of claims incurred but not yet reported with respect to exposures such as business interruption coverage, and $9.6 million in the Casualty and Specialty segment.
Underwriting Results by Segment
Property Segment
Gross premiums written in the Property segment were $308.3 million in the fourth quarter of 2020, an increase of $63.3 million, or 25.8%, compared to $245.0 million in the fourth quarter of 2019.
Gross premiums written in the catastrophe class of business were $59.1 million in the fourth quarter of 2020, an increase of $14.3 million, or 31.9%, compared to the fourth quarter of 2019. Gross written premiums in the fourth quarter of 2020 included reinstatement premiums associated with the Q4 2020 Weather-Related Large Losses of $24.0 million and reinstatement premiums associated with COVID-19 losses of $25.4 million, compared to $29.5 million of reinstatement premiums written in the fourth quarter of 2019, primarily associated with Typhoon Hagibis.
Gross premiums written in the other property class of business were $249.2 million in the fourth quarter of 2020, an increase of $49.0 million, or 24.5%, compared to the fourth quarter of 2019. The increase in gross premiums written in the other property class of business was primarily driven by growth from existing relationships and new opportunities across a number of the Company’s underwriting platforms.
Ceded premiums written in the Property segment were $28.5 million in the fourth quarter of 2020, an increase of $26.5 million, compared to the fourth quarter of 2019. The increase in ceded premiums written in the fourth quarter of 2020 primarily reflected business ceded to third-party investors in the Company’s managed vehicles, principally RenaissanceRe Upsilon Fund Ltd.
The Property segment incurred an underwriting loss of $130.0 million in the fourth quarter of 2020, compared to an underwriting loss of $87.1 million in the fourth quarter of 2019. In the fourth quarter of 2020, the Property segment generated a net claims and claim expense ratio of 105.7%, an underwriting expense ratio of 19.9% and a combined ratio of 125.6%, compared to 90.8%, 27.8% and 118.6%, respectively, in the fourth quarter of 2019.
The Property segment underwriting result and combined ratio in the fourth quarter of 2020 were principally impacted by the Q4 2020 Weather-Related Large Losses, which resulted in a net negative impact on underwriting result of $232.7 million and added 46.7 percentage points to the combined ratio, and COVID-19 losses, which resulted in a net negative impact on the underwriting result of $227.6 million and added 45.9 percentage points to the combined ratio. Partially offsetting the impact of the Q4 2020 Weather-Related Large Losses and COVID-19 losses was favorable development on prior accident years of $125.8 million, primarily related to large loss events in 2019, 2018 and 2017, as well as favorable movements in other assumed losses and ceded recoveries. This favorable development reduced the Property segment combined ratio by 24.8 percentage points. In addition, the underwriting expense ratio in the fourth quarter of 2020 decreased 7.9 percentage points compared to the fourth quarter of 2019, driven by a decrease in both the acquisition expense ratio and the operating expense ratio. The decrease in the acquisition expense ratio was primarily driven by changes in estimated commission expense, while the decrease in the operating expense ratio was primarily driven by reduced compensation expenses and an increase in management fees.
In comparison, the fourth quarter of 2019 was impacted by Typhoon Hagibis and the 2019 Aggregate Losses, which resulted in a net negative impact on the Property segment underwriting result of $235.5 million and added 52.5 percentage points to the Property segment combined ratio.
Casualty and Specialty Segment
Gross premiums written in the Casualty and Specialty segment were $627.2 million in the fourth quarter of 2020, a decrease of $33.3 million, or 5.0%, as compared to the fourth quarter of 2019. This decrease was primarily due to the non-renewal of certain business, including business acquired in connection with the acquisition of TMR, as well as changes in premium estimates.
The Casualty and Specialty segment incurred an underwriting loss of $21.4 million in the fourth quarter of 2020, compared to income of $20.8 million in the fourth quarter of 2019. In the fourth quarter of 2020, the Casualty and Specialty segment generated a net claims and claim expense ratio of 70.0%, an underwriting expense ratio of 34.1% and a combined ratio of 104.1%, compared to 67.3%, 28.6% and 95.9%, respectively, in the fourth quarter of 2019.
The increase in the net claims and claim expense ratio of 2.7 percentage points was principally the result of higher current accident year losses in the fourth quarter of 2020 compared to the fourth quarter of 2019. The net claims and claim expense ratio was impacted by net losses related to the COVID-19 pandemic. The underwriting expense ratio in the Casualty and Specialty segment increased 5.5 percentage points, to 34.1%, in the fourth quarter of 2020 compared to the fourth quarter of 2019, driven by a higher acquisition ratio, partly offset by a lower operating expense ratio. The increase in the acquisition ratio was principally due to changes in estimated commission expense and the effects of purchase accounting amortization in the fourth quarter of 2019 related to the acquisition of TMR which decreased the acquisition ratio in the prior year period. The decrease in the operating expense ratio was primarily due to lower compensation expenses in the fourth quarter of 2020.
Other Items
•The Company’s total investment result, which includes the sum of net investment income and net realized and unrealized gains on investments, was a gain of $340.5 million in the fourth quarter of 2020, compared to a gain of $130.6 million in the fourth quarter of 2019, an increase of $209.9 million. The primary driver of the total investment result in the fourth quarter of 2020 was net realized and unrealized gains on investments of $258.7 million, principally within fixed maturity and equity investments trading, including significant gains from the Company’s strategic investment portfolio.
•Net loss attributable to redeemable noncontrolling interests in the fourth quarter of 2020 was $5.5 million, compared to $2.6 million in the fourth quarter of 2019. The increase was primarily driven by underwriting losses in DaVinciRe Holdings Ltd., partially offset by an increase in the net income of RenaissanceRe Medici Fund Ltd. (“Medici”) compared to the fourth quarter of 2019.
•In the fourth quarter of 2020, total fee income increased $22.7 million, to $35.9 million, compared to $13.2 million in the fourth quarter of 2019, primarily driven by an increase in performance fee income due to favorable prior year reserve development which benefited certain of the Company’s managed funds and structured reinsurance products.
•Income tax benefit was $9.9 million in the fourth quarter of 2020 compared to $3.5 million in the fourth quarter of 2019. The income tax benefit was principally driven by lower underwriting performance, partially offset by investment gains, primarily in the U.S.-based operations.
•Net foreign exchange gains of $23.3 million in the fourth quarter of 2020 compared to net foreign exchange losses of $1.1 million in the fourth quarter of 2019. The net foreign exchange gains were primarily driven by gains attributable to third-party investors in Medici, miscellaneous foreign exchange gains generated by the Company’s underwriting activities, and foreign exchange gains attributable to the Company’s operations with non-U.S. dollar functional currencies.
•Effective January 1, 2021, the Company raised over $730 million of capital through Upsilon RFO, DaVinci and Medici, including $131 million from the Company. In addition, the Company entered into secondary transactions with third-party investors resulting in a net purchase of an additional $117 million of DaVinci shares. Following these transactions, the Company’s ownership in Upsilon RFO, DaVinci and Medici was 12.4%, 28.7% and 15.4%, respectively.

FULL YEAR 2020 SUMMARY
•Net negative impact on net income available to RenaissanceRe common shareholders of $493.6 million resulting from the 2020 Weather-Related Large Loss Events (as defined in the table below) and $286.6 million resulting from losses related to the COVID-19 pandemic.
•Gross premiums written increased $1.0 billion, or 20.8%, to $5.8 billion, in 2020, compared to 2019, driven by increases of $568.2 million in the Property segment and $430.3 million in the Casualty and Specialty segment.
•Underwriting loss of $76.5 million and a combined ratio of 101.9% in 2020, compared to underwriting income of $256.4 million and a combined ratio of 92.3% in 2019. The Property segment generated underwriting income of $11.2 million and had a combined ratio of 99.4% in 2020. The Casualty and Specialty segment incurred an underwriting loss of $87.5 million and had a combined ratio of 104.3% in 2020. The Company’s underwriting result in 2020 was principally impacted by the 2020 Weather-Related Large Loss Events and the COVID-19 losses. The 2020 Weather-Related Large Loss Events resulted in a net negative impact on the underwriting result of $668.5 million and added 17.2 percentage points to the combined ratio, primarily in the Property segment. The COVID-19 losses, which impacted both the Property and Casualty and Specialty segments, resulted in a net negative impact on the underwriting result of $351.9 million and added 8.9 percentage points to the combined ratio.
Partially offsetting the impact of the 2020 Weather-Related Large Loss Events and COVID-19 losses was favorable development on prior accident years of $183.8 million, primarily related to large loss events in 2019, 2018 and 2017, as well as favorable movements in other assumed losses and ceded recoveries. This favorable development reduced the combined ratio by 4.6 percentage points and was principally in the Property segment.
In comparison, the Company’s underwriting result in 2019 was principally impacted by Typhoon Hagibis, the Q3 2019 Catastrophe Events and the 2019 Aggregate Losses (collectively, the “2019 Large Loss Events”), which had a net negative impact on the Company’s underwriting result of $418.9 million and added 12.9 percentage points to the combined ratio, principally in the Property segment.
•Total investment result was a gain of $1.2 billion in 2020, generating an annualized total investment return of 5.9%. The Company’s portfolio of fixed maturity and short term investments had a yield to maturity of 0.9% at December 31, 2020, contributing $354.0 million of net investment income included in the total $1.2 billion investment result in 2020.
•On June 5, 2020, the Company issued 6,325,000 of its common shares in an underwritten public offering at a public offering price of $166.00 per share. Concurrently with the public offering, the Company raised $75.0 million through the issuance of 451,807 of its common shares at a price of $166.00 per share to State Farm Mutual Automobile Insurance Company, one of the Company’s existing stockholders, in a private placement. The total net proceeds from the offerings were $1.1 billion.
•Over $1.0 billion of capital raised in 2020 through the Company’s managed joint ventures and third-party capital vehicles, Upsilon RFO, Medici, Vermeer and DaVinciRe, including $138.1 million from the Company.

Net Negative Impact
Weather-Related Large Loss Events
The financial data in the table below provides additional information detailing the net negative impact of the 2020 Weather-Related Large Loss Events on the Company’s consolidated financial statements in 2020.

Year ended December 31, 2020	Q3 2020 Weather-Related Catastrophe Events	Q4 2020 Weather-Related Catastrophe Events (1)	2020 Aggregate Losses (2)	Total 2020 Weather-Related Large Loss Events (3)
(in thousands)
Net claims and claims expenses incurred	$(456,425)	$(129,394)	$(153,757)	$(739,576)
Assumed reinstatement premiums earned	68,094	6,323	4,997	79,414
Ceded reinstatement premiums earned	(4,019)	(1,678)	—	(5,697)
Earned (lost) profit commissions	837	2,774	(6,270)	(2,659)
Net negative impact on underwriting result	(391,513)	(121,975)	(155,030)	(668,518)
Redeemable noncontrolling interest	92,823	36,811	45,270	174,904
Net negative impact on net income available to RenaissanceRe common shareholders	$(298,690)	$(85,164)	$(109,760)	$(493,614)

The financial data in the table below provides additional information detailing the net negative impact of the 2020 Weather-Related Large Loss Events on the Company’s segment underwriting results and consolidated combined ratio in 2020.

Year ended December 31, 2020	Q3 2020 Weather-Related Catastrophe Events	Q4 2020 Weather-Related Catastrophe Events (1)	2020 Aggregate Losses (2)	Total 2020 Weather-Related Large Loss Events (3)
(in thousands, except percentages)
Net negative impact on Property segment underwriting result	$(378,674)	$(118,150)	$(155,030)	$(651,854)
Net negative impact on Casualty and Specialty segment underwriting result	(12,839)	(3,825)	—	(16,664)
Net negative impact on underwriting result	$(391,513)	$(121,975)	$(155,030)	$(668,518)
Percentage point impact on consolidated combined ratio	10.0	3.1	3.9	17.2

(1)“Q4 2020 Weather-Related Catastrophe Events” includes Hurricanes Zeta, Delta, and the Other Q4 2020 Catastrophe Events.
(2)“2020 Aggregate Losses” includes loss estimates associated with aggregate loss contracts triggered during 2020 primarily as a result of losses associated with the Q3 2020 Weather-Related Catastrophe Events and Q4 2020 Weather-Related Catastrophe Events.
(3)“2020 Weather-Related Large Loss Events” includes the Q3 2020 Weather-Related Catastrophe Events, Q4 2020 Weather-Related Catastrophe Events and the aggregate losses in 2020 described in footnote (2).
COVID-19 Losses
In 2020, COVID-19 losses resulted in a net negative impact on net income available to RenaissanceRe common shareholders of $286.6 million, which reflects a net negative impact on underwriting result of $351.9 million, offset by redeemable noncontrolling interest of $65.4 million. The net negative impact on underwriting result had a 8.9 percentage point impact on the consolidated combined ratio, and is comprised of net claims and claims expenses incurred of $385.6 million, offset by net reinstatement premiums earned and earned profit commissions of $33.6 million. The net negative impact on underwriting result was $235.0 million in the Property segment, principally representing the cost of claims incurred but not yet reported with respect to exposures such as business interruption coverage, and $117.0 million for the Casualty and Specialty segment, primarily representing the cost of claims incurred but not yet reported with respect to exposures such as event contingency and event-based casualty covers.

Underwriting Results by Segment
Property Segment
In 2020, gross premiums written in the Property segment increased $568.2 million, or 23.4%, to $3.0 billion, compared to $2.4 billion in 2019.
Gross premiums written in the catastrophe class of business were $1.9 billion in 2020, an increase of $291.3 million, or 18.3%, compared to 2019. The increase in gross premiums written in the catastrophe class of business in 2020 was primarily driven by expanded participation on existing transactions, certain new transactions, rate improvements, and business acquired as a result of the acquisition of TMR.
Gross premiums written in the other property class of business were $1.1 billion in 2020, an increase of $276.8 million, or 33.1%, compared to 2019. The increase in gross premiums written in the other property class of business was primarily driven by growth from existing relationships, new opportunities across a number of the Company’s underwriting platforms, and business acquired as a result of the acquisition of TMR.
Ceded premiums written in the Property segment were $961.9 million in 2020, an increase of $185.2 million, or 23.8%, compared to 2019. The increase in ceded premiums written reflected business ceded to third-party investors in the Company’s managed vehicles, primarily RenaissanceRe Upsilon Fund Ltd., as well as an overall increase in ceded purchases as part of the Company’s gross-to-net strategy.
The Property segment generated underwriting income of $11.2 million in 2020, compared to underwriting income of $209.3 million in 2019. In 2020, the Property segment generated a net claims and claim expense ratio of 74.2%, an underwriting expense ratio of 25.2% and a combined ratio of 99.4%, compared to 59.3%, 27.8% and 87.1%, respectively, in 2019.
The Property segment underwriting result and combined ratio in 2020 were principally impacted by the 2020 Weather-Related Large Loss Events, which resulted in a net negative impact on underwriting result of $651.9 million and added 35.0 percentage points to the combined ratio, and COVID-19 losses, which resulted in a net negative impact on underwriting result of $235.0 million and added 12.3 percentage points to the combined ratio. Partially offsetting the impact of the 2020 Weather-Related Large Loss Events and COVID-19 losses was favorable development on prior accident years of $157.3 million, primarily related to large loss events in 2019, 2018 and 2017, as well as favorable movements in other assumed losses and ceded recoveries. This favorable development reduced the Property segment combined ratio by 8.1 percentage points. In comparison, 2019 was principally impacted by the 2019 Large Loss Events, which resulted in a net negative impact on the Property segment underwriting result of $414.4 million and a corresponding increase in the Property segment combined ratio of 26.7 percentage points.
Casualty and Specialty Segment
In 2020, gross premiums written in the Casualty and Specialty segment increased $430.3 million, or 18.1%, to $2.8 billion, compared to $2.4 billion in 2019. The increase was principally due to growth from new and existing business opportunities written in the current and prior periods across various classes of business within the segment, and business acquired in connection with the acquisition of TMR.
Ceded premiums written in the Casualty and Specialty segment were $747.9 million in 2020, an increase of $98.4 million, or 15.1%, compared to 2019. The increase in ceded premiums written is primarily driven by an increase in gross premiums written subject to the Company’s retrocessional quota share reinsurance programs.
The Company’s Casualty and Specialty segment incurred an underwriting loss of $87.5 million in 2020, compared to underwriting income of $46.0 million in 2019. The underwriting loss in 2020 was primarily driven by COVID-19 losses. In 2020, the Casualty and Specialty segment generated a net claims and claim expense ratio of 73.8%, an underwriting expense ratio of 30.5% and a combined ratio of 104.3%, compared to 66.1%, 31.2% and 97.3%, respectively, in 2019.
The increase in the Company’s Casualty and Specialty segment’s combined ratio was driven by an increase in the net claims and claim expense ratio. The increase in the Casualty and Specialty segment net claims and claim expense ratio was principally due to the COVID-19 losses, which contributed 6.1 percentage points to the 7.7 percentage point increase in the net claims and claim expense ratio in 2020, compared to 2019. The underwriting expense ratio in the Casualty and Specialty segment decreased 0.7 percentage points, to 30.5%, in 2020, compared to 31.2% in 2019, due to a decrease in the operating expense ratio principally as a result of improved operating leverage.

Other Items
•Net income attributable to redeemable noncontrolling interests in 2020 was $230.7 million, compared to $201.5 million in 2019, an increase of $29.2 million, due to improved performance from Medici and Vermeer, partially offset by lower underlying performance in DaVinci which was negatively impacted by the 2020 Weather-Related Large Loss Events and the COVID-19 losses.
•In 2020, total fee income increased by $31.0 million, to $145.2 million, compared to $114.2 million in 2019, primarily driven by an increase in performance fee income due to favorable prior year reserve development which benefited certain of the Company’s managed funds, and an increase in management fee income due to an increase in the dollar value of third-party capital managed by the Company.
•The Company’s total investment result, which includes the sum of net investment income and net realized and unrealized gains and losses on investments, was $1.2 billion in 2020, compared to $838.3 million in 2019, an increase of $336.4 million. The increase was primarily driven by net realized and unrealized gains on investments of $820.6 million in 2020, compared to $414.1 million in 2019. The net realized and unrealized gains on investments in 2020 were driven by net realized and unrealized gains on fixed maturity investments and equity investments trading, including gains from the strategic investment portfolio. Also driving the investment result for 2020 were higher average invested assets primarily resulting from capital raised during 2020 through the Company’s common share offerings, described above, and through the Company’s managed joint ventures and third-party capital vehicles, Upsilon RFO, Medici, Vermeer and DaVinciRe, and the subsequent investment of those funds as part of the Company’s consolidated investment portfolio.
•Net foreign exchange gains of $27.8 million in 2020 compared to net foreign exchange losses of $2.9 million in 2019. The net foreign exchange gains were primarily driven by gains attributable to third-party investors in Medici, miscellaneous foreign exchange gains generated by the Company’s underwriting activities, and foreign exchange gains attributable to the Company’s operations with non-U.S. dollar functional currencies.
•Income tax expense was $2.9 million in 2020 compared to $17.2 million in 2019. The reduction in income tax expense was principally driven by lower underwriting performance, partially offset by investment gains, primarily in the U.S. based operations.
•Corporate expenses increased $2.8 million to $97.0 million, in 2020 compared to $94.1 million in 2019. Corporate expenses for 2020 included a $30.2 million loss on the sale of RenaissanceRe UK, including related transaction and other expenses, and certain expenses associated with senior management departures during the year. In comparison, corporate expenses in 2019 included $49.7 million of corporate expenses associated with the acquisition of TMR.
•In 2020, the Company repurchased 406 thousand common shares in open market transactions at an aggregate cost of $62.6 million and an average price of $154.36 per common share. All such share repurchases occurred during the first quarter of 2020.
•In February 2020, the Company announced the redemption of all 5 million of its outstanding Series C 6.08% Preference Shares. The Series C 6.08% Preference Shares were redeemed on March 26, 2020 for $125.0 million plus accrued and unpaid dividends thereon.
•On March 15, 2020, the Company repaid in full at maturity the aggregate principal amount of $250.0 million, plus applicable accrued interest, of its 5.75% Senior Notes due 2020 of RenRe North America Holdings Inc. and RenaissanceRe Finance.

This Press Release includes certain financial measures that are not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”) including “operating (loss) income (attributable) available to RenaissanceRe common shareholders,” “operating (loss) income (attributable) available to RenaissanceRe common shareholders per common share - diluted,” “operating return on average common equity - annualized,” “tangible book value per common share” and “tangible book value per common share plus accumulated dividends.” A reconciliation of such measures to the most comparable GAAP figures in accordance with Regulation G is presented in the attached supplemental financial data.
Please refer to the “Investors - Financial Reports - Financial Supplements” section of the Company’s website at www.renre.com for a copy of the Financial Supplement which includes additional information on the Company’s financial performance.
RenaissanceRe will host a conference call on Wednesday, January 27, 2021 at 11:00 a.m. ET to discuss this release. Live broadcast of the conference call will be available through the “Investors - Webcasts & Presentations” section of the Company’s website at www.renre.com.
About RenaissanceRe
RenaissanceRe is a global provider of reinsurance and insurance that specializes in matching well-structured risks with efficient sources of capital. The Company provides property, casualty and specialty reinsurance and certain insurance solutions to customers, principally through intermediaries. Established in 1993, the Company has offices in Bermuda, Australia, Ireland, Singapore, Switzerland, the United Kingdom and the United States.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this Press Release reflect RenaissanceRe’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous factors that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements, including the following: the uncertainty of the continuing impact of the COVID-19 pandemic and measures taken in response thereto; the effect of legislative, regulatory, judicial or social influences related to the COVID-19 pandemic on the Company’s financial performance, including the emergence of unexpected or un-modeled insurance or reinsurance losses, and the Company’s ability to conduct its business; the impact and potential future impacts of the COVID-19 pandemic on the value of the Company’s investments and its access to capital in the future or the pricing or terms of available financing; the effect that measures taken to mitigate the COVID-19 pandemic have on the Company’s operations and those of its counterparties; the frequency and severity of catastrophic and other events the Company covers; the effectiveness of the Company’s claims and claim expense reserving process; the effect of climate change on the Company’s business, including the trend towards increasingly frequent and severe climate events; the Company’s ability to maintain its financial strength ratings; the effect of emerging claims and coverage issues; collection on claimed retrocessional coverage, and new retrocessional reinsurance being available on acceptable terms and providing the coverage that the Company intended to obtain; the Company’s reliance on a small and decreasing number of reinsurance brokers and other distribution services for the preponderance of its revenue; the Company’s exposure to credit loss from counterparties in the normal course of business; the effect of continued challenging economic conditions throughout the world; the performance of the Company’s investment portfolio; a contention by the U.S. Internal Revenue Service that Renaissance Reinsurance Ltd., or any of the Company’s other Bermuda subsidiaries, is subject to taxation in the U.S.; the effects of U.S. tax reform legislation and possible future tax reform legislation and regulations, including changes to the tax treatment of the Company’s shareholders or investors in its joint ventures or other entities it manages; the effect of cybersecurity risks, including technology breaches or failure, on the Company’s business; the success of any of the Company’s strategic investments or acquisitions, including its ability to manage its operations as its product and geographical diversity increases; the Company’s ability to retain its key senior officers and to attract or retain the executives and employees necessary to manage its business; the Company’s ability to effectively manage capital on behalf of investors in joint ventures or other entities it manages; foreign currency exchange rate fluctuations; soft reinsurance underwriting market conditions; changes in the method for determining the London Inter-bank Offered Rate and the potential replacement of LIBOR; losses the Company could face from terrorism, political unrest or war; the Company’s ability to successfully implement its business strategies and initiatives; the Company’s ability to determine any impairments taken on its investments; the effects of inflation; the ability of the Company’s ceding companies and delegated authority counterparties to accurately assess the risks they underwrite; the Company’s ability to raise capital if necessary; the effect of operational risks, including system or human failures; the Company’s ability to comply with covenants in its debt agreements; changes to the regulatory systems under which the Company operates, including as a result of increased global regulation of the insurance and reinsurance industries; changes in Bermuda laws and regulations and the political environment in Bermuda; the Company’s dependence on the ability of its operating subsidiaries to declare and pay dividends; aspects of the Company’s corporate structure that may discourage third-party takeovers and other transactions; difficulties investors may have in serving process or enforcing judgments against the Company in the U.S.; the cyclical nature of the reinsurance and insurance industries; adverse legislative developments that reduce the size of the private markets the Company serves or impede their future growth; consolidation of competitors, customers and insurance and reinsurance brokers; the effect on the Company’s business of the highly competitive nature of its industry, including the effect of new entrants to, competing products for and consolidation in the (re)insurance industry; other political, regulatory or industry initiatives adversely impacting the Company; the Company’s ability to comply with applicable sanctions and foreign corrupt practices laws; increasing barriers to free trade and the free flow of capital; international restrictions on the writing of reinsurance by foreign companies and government intervention in the natural catastrophe market; the effect of Organisation for Economic Co-operation and Development or European Union measures to increase the Company’s taxes and reporting requirements; changes in regulatory regimes and accounting rules that may impact financial results irrespective of business operations; the Company’s need to make many estimates and judgments in the preparation of its financial statements; the effect of the exit by the United Kingdom from the EU; and other factors affecting future results disclosed in RenaissanceRe’s filings with the SEC, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and prospectus supplement dated June 4, 2020.

INVESTOR CONTACT:	MEDIA CONTACT:
Keith McCue	Keil Gunther
Senior Vice President, Finance & Investor Relations	Vice President, Head of Global Marketing & Client
RenaissanceRe Holdings Ltd.	Communication
(441) 239-4830	RenaissanceRe Holdings Ltd.
(441) 239-4932
or
Kekst CNC
Dawn Dover
(212) 521-4800

RenaissanceRe Holdings Ltd.
Summary Consolidated Statements of Operations
(in thousands of United States Dollars, except per share amounts and percentages)
(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Revenues
Gross premiums written	$935,514	$905,479	$5,806,165	$4,807,750
Net premiums written	$746,311	$725,367	$4,096,333	$3,381,493
Decrease (increase) in unearned premiums	282,774	244,758	(143,871)	(43,090)
Net premiums earned	1,029,085	970,125	3,952,462	3,338,403
Net investment income	81,717	112,138	354,038	424,207
Net foreign exchange gains (losses)	23,270	(1,126)	27,773	(2,938)
Equity in (losses) earnings of other ventures	(1,868)	5,874	17,194	23,224
Other income (loss)	4,374	(160)	213	4,949
Net realized and unrealized gains on investments	258,745	18,454	820,636	414,109
Total revenues	1,395,323	1,105,306	5,172,316	4,201,955
Expenses
Net claims and claim expenses incurred	901,353	762,093	2,924,609	2,097,021
Acquisition expenses	238,283	208,618	897,677	762,232
Operational expenses	41,104	64,571	206,687	222,733
Corporate expenses	21,031	17,642	96,970	94,122
Interest expense	11,841	15,496	50,453	58,364
Total expenses	1,213,612	1,068,420	4,176,396	3,234,472
Income before taxes	181,711	36,885	995,920	967,482
Income tax benefit (expense)	9,923	3,455	(2,862)	(17,215)
Net income	191,634	40,340	993,058	950,267
Net loss (income) attributable to noncontrolling interests	5,467	2,622	(230,653)	(201,469)
Net income attributable to RenaissanceRe	197,101	42,962	762,405	748,798
Dividends on preference shares	(7,289)	(9,189)	(30,923)	(36,756)
Net income available to RenaissanceRe common shareholders	$189,812	$33,773	$731,482	$712,042

Net income available to RenaissanceRe common shareholders per common share – basic	$3.75	$0.77	$15.34	$16.32
Net income available to RenaissanceRe common shareholders per common share – diluted	$3.74	$0.77	$15.31	$16.29
Operating (loss) income (attributable) available to RenaissanceRe common shareholders per common share - diluted (1)	$(1.59)	$0.28	$0.12	$9.01

Average shares outstanding - basic	50,022	43,467	47,103	43,119
Average shares outstanding - diluted	50,111	43,552	47,178	43,175

Net claims and claim expense ratio	87.6%	78.6%	74.0%	62.8%
Underwriting expense ratio	27.1%	28.1%	27.9%	29.5%
Combined ratio	114.7%	106.7%	101.9%	92.3%

Return on average common equity - annualized	10.9%	2.5%	11.7%	14.1%
Operating return on average common equity - annualized (1)	(4.4)%	0.9%	0.2%	7.9%
(1)     See Comments on Regulation G for a reconciliation of non-GAAP financial measures.

RenaissanceRe Holdings Ltd.
Summary Consolidated Balance Sheets
(in thousands of United States Dollars, except per share amounts)

	December 31, 2020	December 31, 2019
Assets	(Unaudited)	(Audited)
Fixed maturity investments trading, at fair value	$13,506,503	$11,171,655
Short term investments, at fair value	4,993,735	4,566,277
Equity investments trading, at fair value	702,617	436,931
Other investments, at fair value	1,256,948	1,087,377
Investments in other ventures, under equity method	98,373	106,549
Total investments	20,558,176	17,368,789
Cash and cash equivalents	1,736,813	1,379,068
Premiums receivable	2,894,631	2,599,896
Prepaid reinsurance premiums	823,582	767,781
Reinsurance recoverable	2,926,010	2,791,297
Accrued investment income	66,743	72,461
Deferred acquisition costs and value of business acquired	633,521	663,991
Receivable for investments sold	568,293	78,369
Other assets	363,170	346,216
Goodwill and other intangibles	249,641	262,226
Total assets	$30,820,580	$26,330,094
Liabilities, Noncontrolling Interests and Shareholders’ Equity
Liabilities
Reserve for claims and claim expenses	$10,381,138	$9,384,349
Unearned premiums	2,763,599	2,530,975
Debt	1,136,265	1,384,105
Reinsurance balances payable	3,488,352	2,830,691
Payable for investments purchased	1,132,538	225,275
Other liabilities	970,121	932,024
Total liabilities	19,872,013	17,287,419
Redeemable noncontrolling interest	3,388,319	3,071,308
Shareholders’ Equity
Preference shares	525,000	650,000
Common shares	50,811	44,148
Additional paid-in capital	1,623,206	568,277
Accumulated other comprehensive loss	(12,642)	(1,939)
Retained earnings	5,373,873	4,710,881
Total shareholders’ equity attributable to RenaissanceRe	7,560,248	5,971,367
Total liabilities, noncontrolling interests and shareholders’ equity	$30,820,580	$26,330,094

Book value per common share	$138.46	$120.53

RenaissanceRe Holdings Ltd.
Supplemental Financial Data - Segment Information
(in thousands of United States Dollars, except percentages)
(Unaudited)
	Three months ended December 31, 2020
	Property	Casualty and Specialty	Other	Total
Gross premiums written	$308,315	$627,199	$—	$935,514
Net premiums written	$279,773	$466,538	$—	$746,311
Net premiums earned	$507,141	$521,944	$—	$1,029,085
Net claims and claim expenses incurred	535,875	365,135	343	901,353
Acquisition expenses	75,032	163,251	—	238,283
Operational expenses	26,212	14,945	(53)	41,104
Underwriting loss	$(129,978)	$(21,387)	$(290)	(151,655)
Net investment income			81,717	81,717
Net foreign exchange gains			23,270	23,270
Equity in losses of other ventures			(1,868)	(1,868)
Other income			4,374	4,374
Net realized and unrealized gains on investments			258,745	258,745
Corporate expenses			(21,031)	(21,031)
Interest expense			(11,841)	(11,841)
Income before taxes and redeemable noncontrolling interests				181,711
Income tax benefit			9,923	9,923
Net loss attributable to redeemable noncontrolling interests			5,467	5,467
Dividends on preference shares			(7,289)	(7,289)
Net income available to RenaissanceRe common shareholders				$189,812

Net claims and claim expenses incurred – current accident year	$661,711	$368,071	$—	$1,029,782
Net claims and claim expenses incurred – prior accident years	(125,836)	(2,936)	343	(128,429)
Net claims and claim expenses incurred – total	$535,875	$365,135	$343	$901,353

Net claims and claim expense ratio – current accident year	130.5%	70.5%		100.1%
Net claims and claim expense ratio – prior accident years	(24.8)%	(0.5)%		(12.5)%
Net claims and claim expense ratio – calendar year	105.7%	70.0%		87.6%
Underwriting expense ratio	19.9%	34.1%		27.1%
Combined ratio	125.6%	104.1%		114.7%

	Three months ended December 31, 2019
	Property	Casualty and Specialty	Other	Total
Gross premiums written	$245,001	$660,478	$—	$905,479
Net premiums written	$242,932	$482,435	$—	$725,367
Net premiums earned	$467,404	$502,721	$—	$970,125
Net claims and claim expenses incurred	424,207	338,104	(218)	762,093
Acquisition expenses	90,790	117,849	(21)	208,618
Operational expenses	39,469	25,943	(841)	64,571
Underwriting (loss) income	$(87,062)	$20,825	$1,080	(65,157)
Net investment income			112,139	112,139
Net foreign exchange losses			(1,126)	(1,126)
Equity in earnings of other ventures			5,874	5,874
Other loss			(160)	(160)
Net realized and unrealized gains on investments			18,454	18,454
Corporate expenses			(17,642)	(17,642)
Interest expense			(15,496)	(15,496)
Income before taxes and redeemable noncontrolling interests				36,885
Income tax benefit			3,455	3,455
Net loss attributable to redeemable noncontrolling interests			2,622	2,622
Dividends on preference shares			(9,189)	(9,189)
Net income available to RenaissanceRe common shareholders				$33,773

Net claims and claim expenses incurred – current accident year	$432,160	$342,268	$—	$774,428
Net claims and claim expenses incurred – prior accident years	(7,953)	(4,164)	(218)	(12,335)
Net claims and claim expenses incurred – total	$424,207	$338,104	$(218)	$762,093

Net claims and claim expense ratio – current accident year	92.5%	68.1%		79.8%
Net claims and claim expense ratio – prior accident years	(1.7)%	(0.8)%		(1.2)%
Net claims and claim expense ratio – calendar year	90.8%	67.3%		78.6%
Underwriting expense ratio	27.8%	28.6%		28.1%
Combined ratio	118.6%	95.9%		106.7%

RenaissanceRe Holdings Ltd.
Supplemental Financial Data - Segment Information
(in thousands of United States Dollars, except percentages)
(Unaudited)
	Year ended December 31, 2020
	Property	Casualty and Specialty	Other	Total
Gross premiums written	$2,999,142	$2,807,023	$—	$5,806,165
Net premiums written	$2,037,200	$2,059,133	$—	$4,096,333
Net premiums earned	$1,936,215	$2,016,247	$—	$3,952,462
Net claims and claim expenses incurred	1,435,735	1,488,662	212	2,924,609
Acquisition expenses	353,700	543,977	—	897,677
Operational expenses	135,547	71,140	—	206,687
Underwriting income (loss)	$11,233	$(87,532)	$(212)	(76,511)
Net investment income			354,038	354,038
Net foreign exchange gains			27,773	27,773
Equity in earnings of other ventures			17,194	17,194
Other income			213	213
Net realized and unrealized gains on investments			820,636	820,636
Corporate expenses			(96,970)	(96,970)
Interest expense			(50,453)	(50,453)
Income before taxes and redeemable noncontrolling interests				995,920
Income tax expense			(2,862)	(2,862)
Net income attributable to redeemable noncontrolling interests			(230,653)	(230,653)
Dividends on preference shares			(30,923)	(30,923)
Net income attributable to RenaissanceRe common shareholders				$731,482

Net claims and claim expenses incurred – current accident year	$1,592,996	$1,515,425	$—	$3,108,421
Net claims and claim expenses incurred – prior accident years	(157,261)	(26,763)	212	(183,812)
Net claims and claim expenses incurred – total	$1,435,735	$1,488,662	$212	$2,924,609

Net claims and claim expense ratio – current accident year	82.3%	75.2%		78.6%
Net claims and claim expense ratio – prior accident years	(8.1)%	(1.4)%		(4.6)%
Net claims and claim expense ratio – calendar year	74.2%	73.8%		74.0%
Underwriting expense ratio	25.2%	30.5%		27.9%
Combined ratio	99.4%	104.3%		101.9%

	Year ended December 31, 2019
	Property	Casualty and Specialty	Other	Total
Gross premiums written	$2,430,985	$2,376,765	$—	$4,807,750
Net premiums written	$1,654,259	$1,727,234	$—	$3,381,493
Net premiums earned	$1,627,494	$1,710,909	$—	$3,338,403
Net claims and claim expenses incurred	965,424	1,131,637	(40)	2,097,021
Acquisition expenses	313,761	448,678	(207)	762,232
Operational expenses	139,015	84,546	(828)	222,733
Underwriting income	$209,294	$46,048	$1,075	256,417
Net investment income			424,207	424,207
Net foreign exchange losses			(2,938)	(2,938)
Equity in earnings of other ventures			23,224	23,224
Other income			4,949	4,949
Net realized and unrealized gains on investments			414,109	414,109
Corporate expenses			(94,122)	(94,122)
Interest expense			(58,364)	(58,364)
Income before taxes and redeemable noncontrolling interests				967,482
Income tax expense			(17,215)	(17,215)
Net income attributable to redeemable noncontrolling interests			(201,469)	(201,469)
Dividends on preference shares			(36,756)	(36,756)
Net income available to RenaissanceRe common shareholders				$712,042

Net claims and claim expenses incurred – current accident year	$968,357	$1,155,519	$—	$2,123,876
Net claims and claim expenses incurred – prior accident years	(2,933)	(23,882)	(40)	(26,855)
Net claims and claim expenses incurred – total	$965,424	$1,131,637	$(40)	$2,097,021

Net claims and claim expense ratio – current accident year	59.5%	67.5%		63.6%
Net claims and claim expense ratio – prior accident years	(0.2)%	(1.4)%		(0.8)%
Net claims and claim expense ratio – calendar year	59.3%	66.1%		62.8%
Underwriting expense ratio	27.8%	31.2%		29.5%
Combined ratio	87.1%	97.3%		92.3%

RenaissanceRe Holdings Ltd.
Supplemental Financial Data - Gross Premiums Written
(in thousands of United States Dollars)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Property Segment
Catastrophe	$59,120	$44,824	$1,886,785	$1,595,472
Other property	249,195	200,177	1,112,357	835,513
Property segment gross premiums written	$308,315	$245,001	$2,999,142	$2,430,985

Casualty and Specialty Segment
General casualty (1)	$190,996	$197,338	$904,594	$807,901
Professional liability (2)	207,437	189,838	836,120	650,750
Financial lines (3)	122,023	126,983	514,192	457,000
Other (4)	106,743	146,319	552,117	461,114
Casualty and Specialty segment gross premiums written	$627,199	$660,478	$2,807,023	$2,376,765

(1)	Includes automobile liability, casualty clash, employer’s liability, umbrella or excess casualty, workers’ compensation and general liability.
(2)	Includes directors and officers, medical malpractice, and professional indemnity.
(3)	Includes financial guaranty, mortgage guaranty, political risk, surety and trade credit.
(4)
Includes accident and health, agriculture, aviation, cyber, energy, marine, satellite and terrorism. Lines of business such as regional multi-line and whole account may have characteristics of various other classes of business, and are allocated accordingly.

RenaissanceRe Holdings Ltd.
Supplemental Financial Data - Total Investment Result
(in thousands of United States Dollars, except percentages)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Fixed maturity investments trading	$66,912	$85,937	$278,215	$318,503
Short term investments	1,047	11,552	20,799	56,264
Equity investments trading	1,628	1,539	6,404	4,808
Other investments
Catastrophe bonds	13,500	12,870	54,784	46,154
Other	4,083	2,221	9,417	8,447
Cash and cash equivalents	192	1,875	2,974	7,676
	87,362	115,994	372,593	441,852
Investment expenses	(5,645)	(3,856)	(18,555)	(17,645)
Net investment income	81,717	112,138	354,038	424,207

Net realized and unrealized gains (losses) on:
Fixed maturity investments trading (1)	90,132	(48,146)	592,412	297,977
Equity investments trading (1)	154,306	66,043	235,552	116,506
Other investments
Catastrophe bonds	(9,742)	(4,522)	(7,031)	(9,392)
Other	24,049	5,079	(297)	9,018
Net realized and unrealized gains on investments	258,745	18,454	820,636	414,109
Total investment result	$340,462	$130,592	$1,174,674	$838,316

Total investment return - annualized	6.6%	3.1%	5.9%	5.2%
(1)    Net realized and unrealized gains (losses) on fixed maturity investments trading includes the impacts of interest rate futures, interest rate swaps, credit default swaps and total return swaps. Net realized and unrealized gains (losses) on equity investments trading includes the impact of equity futures.

Comments on Regulation G
In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures within the meaning of Regulation G. The Company has provided these financial measures in previous investor communications and the Company’s management believes that these measures are important to investors and other interested persons, and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP measures in assessing the Company’s overall financial performance.
Operating (Loss) Income (Attributable) Available to RenaissanceRe Common Shareholders and Operating Return on Average Common Equity - Annualized
The Company uses “operating (loss) income (attributable) available to RenaissanceRe common shareholders” as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its corporate performance. “Operating (loss) income (attributable) available to RenaissanceRe common shareholders” as used herein differs from “net income available to RenaissanceRe common shareholders,” which the Company believes is the most directly comparable GAAP measure, by the exclusion of net realized and unrealized gains and losses on investments, excluding other investments - catastrophe bonds, net foreign exchange gains and losses, corporate expenses associated with the acquisition of TMR and the subsequent sale of RenaissanceRe (UK) Limited (“RenaissanceRe UK”), the income tax expense or benefit associated with these adjustments and the portion of these adjustments attributable to the Company's redeemable noncontrolling interests." The Company’s management believes that “operating (loss) income (attributable) available to RenaissanceRe common shareholders” is useful to investors because it more accurately measures and predicts the Company’s results of operations by removing the variability arising from: fluctuations in the fair value of the Company’s fixed maturity investment portfolio, equity investments trading, other investments (excluding catastrophe bonds) and investments-related derivatives; fluctuations in foreign exchange rates; corporate expenses associated with the acquisition of TMR and the subsequent sale of RenaissanceRe UK; the associated income tax expense or benefit of these adjustments; and the portion of these adjustments attributable to the Company's redeemable noncontrolling interests. The Company also uses “operating (loss) income (attributable) available to RenaissanceRe common shareholders” to calculate “operating (loss) income (attributable) available to RenaissanceRe common shareholders per common share - diluted” and “operating return on average common equity - annualized.” The following table is a reconciliation of: (1) net income available to RenaissanceRe common shareholders to “operating (loss) income (attributable) available to RenaissanceRe common shareholders”; (2) net income available to RenaissanceRe common shareholders per common share - diluted to “operating (loss) income (attributable) available to RenaissanceRe common shareholders per common share - diluted”; and (3) return on average common equity - annualized to “operating return on average common equity - annualized.” Comparative information for all prior periods has been updated to conform to the current methodology and presentation.

	Three months ended		Twelve months ended
(in thousands of United States Dollars, except per share amounts and percentages)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income available to RenaissanceRe common shareholders	$189,812	$33,773	$731,482	$712,042
Adjustment for net realized and unrealized gains on investments, excluding other investments - catastrophe bonds	(268,487)	(22,976)	(827,667)	(423,501)
Adjustment for net foreign exchange (gains) losses	(23,270)	1,126	(27,773)	2,938
Adjustment for corporate expenses associated with the acquisition of TMR and the subsequent sale of RenaissanceRe UK (1)	7,346	5,700	47,964	49,725
Adjustment for income tax expense (benefit) (2)	7,723	(3,707)	29,863	20,367
Adjustment for net income (loss) attributable to redeemable noncontrolling interests (3)	9,754	(1,293)	60,771	36,180
Operating (loss) income (attributable) available to RenaissanceRe common shareholders	$(77,122)	$12,623	$14,640	$397,751

Net income available to RenaissanceRe common shareholders per common share - diluted	$3.74	$0.77	$15.31	$16.29
Adjustment for net realized and unrealized gains on investments, excluding other investments - catastrophe bonds	(5.36)	(0.53)	(17.54)	(9.81)
Adjustment for net foreign exchange (gains) losses	(0.46)	0.03	(0.59)	0.07
Adjustment for corporate expenses associated with the acquisition of TMR and the subsequent sale of RenaissanceRe UK (1)	0.15	0.13	1.02	1.15
Adjustment for income tax expense (benefit) (2)	0.15	(0.09)	0.63	0.47
Adjustment for net income (loss) attributable to redeemable noncontrolling interests (3)	0.19	(0.03)	1.29	0.84
Operating (loss) income (attributable) available to RenaissanceRe common shareholders per common share - diluted	$(1.59)	$0.28	$0.12	$9.01

Return on average common equity - annualized	10.9%	2.5%	11.7%	14.1%
Adjustment for net realized and unrealized gains on investments, excluding other investments - catastrophe bonds	(15.4)%	(1.7)%	(13.4)%	(8.4)%
Adjustment for net foreign exchange (gains) losses	(1.3)%	0.1%	(0.4)%	0.1%
Adjustment for corporate expenses associated with the acquisition of TMR and the subsequent sale of RenaissanceRe UK (1)	0.4%	0.4%	0.8%	1.0%
Adjustment for income tax expense (benefit) (2)	0.4%	(0.3)%	0.5%	0.4%
Adjustment for net income (loss) attributable to redeemable noncontrolling interests (3)	0.6%	(0.1)%	1.0%	0.7%
Operating return on average common equity - annualized	(4.4)%	0.9%	0.2%	7.9%
(1)    Included in the twelve months ended December 31, 2020 is the loss on sale of RenaissanceRe UK of $30.2 million.
(2)    Adjustment for income tax expense (benefit) represents the income tax (expense) benefit associated with the adjustments to net income available to RenaissanceRe common shareholders. The income tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors.
(3)    Represents the portion of these adjustments that are attributable to the Company's redeemable noncontrolling interests, including the income tax impact of those adjustments.

Tangible Book Value Per Common Share and Tangible Book Value Per Common Share Plus Accumulated Dividends
The Company has included in this Press Release “tangible book value per common share” and “tangible book value per common share plus accumulated dividends.” “Tangible book value per common share” is defined as book value per common share excluding goodwill and intangible assets per share. “Tangible book value per common share plus accumulated dividends” is defined as book value per common share excluding goodwill and intangible assets per share, plus accumulated dividends. The Company’s management believes “tangible book value per common share” and “tangible book value per common share plus accumulated dividends” are useful to investors because they provide a more accurate measure of the realizable value of shareholder returns, excluding the impact of goodwill and intangible assets. The following table is a reconciliation of book value per common share to “tangible book value per common share” and “tangible book value per common share plus accumulated dividends.”

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Book value per common share	$138.46	$135.13	$134.27	$117.15	$120.53
Adjustment for goodwill and other intangibles (1)	(5.37)	(5.53)	(5.56)	(6.46)	(6.50)
Tangible book value per common share	133.09	129.60	128.71	110.69	114.03
Adjustment for accumulated dividends	22.08	21.73	21.38	21.03	20.68
Tangible book value per common share plus accumulated dividends	$155.17	$151.33	$150.09	$131.72	$134.71

Quarterly change in book value per common share	2.5%	0.6%	14.6%	(2.8)%	0.4%
Quarterly change in tangible book value per common share plus change in accumulated dividends	3.0%	1.0%	16.6%	(2.6)%	0.7%
Year to date change in book value per common share	14.9%	12.1%	11.4%	(2.8)%	15.7%
Year to date change in tangible book value per common share plus change in accumulated dividends	17.9%	14.6%	13.5%	(2.6)%	17.9%
(1)     At December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019, goodwill and other intangibles included $23.0 million, $23.2 million, $23.5 million, $24.2 million and $24.9 million, respectively, of goodwill and other intangibles included in investments in other ventures, under equity method.